Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 20, 2015, relating to the financial statements and financial highlights which appears in the June 30, 2015 Annual Report to Shareholders of the AllianzGI Emerging Markets Opportunities Fund, AllianzGI Focused Growth Fund, and AllianzGI Small-Cap Blend Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Kansas City, Missouri

December 14, 2015